EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013

	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$94,127	$107,627	$36,194	$112,301	$185,336	$45,589	$(11,987)
Fixed charges	115,352	110,012	140,739	296,544	365,389	87,542	108,400
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)	(2,421)	(1,606)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395	3,693	3,495
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415	1,056	(139)
Earnings	$195,555	$188,709	$169,729	$414,480	$554,758	$135,459	$98,163

Fixed charges:
Interest expense(1)	$101,554	$80,740	$133,892	$297,285	$367,007	$88,814	$110,289
Capitalized interest	25,029	41,170	20,792	13,164	9,777	2,421	1,606
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)	(3,693)	(3,495)
Fixed charges	$115,352	$110,012	$140,739	$296,544	$365,389	$87,542	$108,400

Consolidated ratio of earnings to fixed charges	1.70	1.72	1.21	1.40	1.52	1.55	0.91

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$94,127	$107,627	$36,194	$112,301	$185,336	$45,589	$(11,987)
Fixed charges	115,352	110,012	140,739	296,544	365,389	87,542	108,400
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)	(2,421)	(1,606)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395	3,693	3,495
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415	1,056	(139)
Earnings	$195,555	$188,709	$169,729	$414,480	$554,758	$135,459	$98,163

Fixed charges:
Interest expense(1)	$101,554	$80,740	$133,892	$297,285	$367,007	$88,814	$110,289
Capitalized interest	25,029	41,170	20,792	13,164	9,777	2,421	1,606
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)	(3,693)	(3,495)
Fixed charges	115,352	110,012	140,739	296,544	365,389	87,542	108,400
Preferred stock dividends	23,201	22,079	21,645	60,502	69,129	19,207	16,602
Combined fixed charges and preferred stock dividends	$138,553	$132,091	$162,384	$357,046	$434,518	$106,749	$125,002

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.41	1.43	1.05	1.16	1.28	1.27	0.79

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at March 31, 2013 to discontinued operations.